Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Radiant Logistics, Inc. for the registration of 14,847,461 shares of its common stock and to the inclusion of our report dated December 1, 2005, with respect to the financial statements of Airgroup Corporation (predecessor business) for the years ended June 30, 2005 and 2004.

/s/ Holtz Rubenstein Reminick LLP

Holtz Rubenstein Reminick LLP
Melville, New York
June 21, 2006